As filed with the Securities and Exchange Commission on July 31, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROVI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	2830 De La Cruz Boulevard Santa Clara, California 95050	26-1739297
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

ROVI CORPORATION 2008 EQUITY INCENTIVE PLAN
(Full title of the plan)

Thomas Carson President and Chief Executive Officer Rovi Corporation 2830 De La Cruz Boulevard Santa Clara, California 95050 (408) 562-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jon Gavenman, Esq. Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000 Facsimile: (650) 849-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share
Shares not previously registered	4,500,000 shares	$22.64	$101,857,500	$13,893.36
Carried Forward Shares	4,781,247 shares	$22.64	$108,223,526	$14,761.69

(1)
This registration statement covers 4,500,000 shares, not previously registered, under the Rovi Corporation 2008 Equity Incentive Plan, as amended (the “2008 Plan”), which is the successor plan to the Rovi Corporation 2000 Equity Incentive Plan, as amended (the “2000 Plan”) and the Sonic Solutions 2004 Equity Compensation Plan, as amended and restated July 2010 (the “2004 Plan,” and with the 2000 Plan, the “Prior Plans”). In addition, this registration statement covers up to 4,781,247 shares which were previously registered for offer or sale under the Prior Plans and which may be offered or sold under the 2008 Plan (the “Carried Forward Shares”). The Carried Forward Shares consist of 1,849,817 shares remaining available for grant under the Prior Plans plus up to 2,931,430 shares of common stock subject to outstanding stock awards granted under the Prior Plans that, as of and after April 30, 2013, the effective date of the applicable amendment to the 2008 Plan, expire or terminate for any reason prior to exercise or settlement, are forfeited because of the failure to meet a contingency or condition required to vest such shares or are reacquired or are withheld to satisfy a tax withholding obligation in connection with an award (other than a stock option or stock appreciation right). In the event any of these shares of common stock subject to outstanding stock awards are not issued under the Prior Plans, such shares will become available for issuance under the 2008 Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant's common stock that become issuable under the 2008 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant's common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the registrant's common stock as reported on the NASDAQ Global Select Market on July 29, 2013.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed for the purpose of registering an aggregate of 9,281,247 shares of the registrant's common stock to be issued pursuant to the Rovi Corporation 2008 Equity Incentive Plan, as amended (the “2008 Plan”).

The amendment to the 2008 Plan which, among other things, increased the aggregate number of shares of the registrant's common stock authorized for issuance under the 2008 Plan by 4,500,000 shares and provided that the 2008 Plan would be a successor plan to the Prior Plans, was approved at the registrant's annual meeting of stockholders on April 30, 2013 and approved by the registrant's Board of Directors on February 12, 2013. The registrant desires to have the shares of common stock registered hereunder and issuable pursuant to the 2008 Plan to include the 4,781,247 shares of common stock described above (the “Carried Forward Shares”). The Carried Forward Shares consist of 1,849,817 shares remaining available for grant under the Prior Plans plus up to 2,931,430 shares of common stock subject to outstanding stock awards granted under the Prior Plans that, as of and after April 30, 2013, the effective date of the applicable amendment to the 2008 Plan, expire or terminate for any reason prior to exercise or settlement, are forfeited because of the failure to meet a contingency or condition required to vest such shares or are reacquired or are withheld to satisfy a tax withholding obligation in connection with an award (other than a stock option or stock appreciation right). In the event any of these shares of common stock subject to outstanding stock awards are not issued under the Prior Plans, such shares will become available for issuance under the 2008 Plan.
INCORPORATION BY REFERENCE OF CONTENTS OF
REGISTRATION STATEMENT ON FORM S-8

The contents of the Registration Statement on Form S-8 (File No. 333-152485) are incorporated by reference herein, except as otherwise modified herein.
Item 4.    Description of Securities.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.
Rovi is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except:

•	for any breach of the director's duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.
Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities, whether or not indemnification would be permitted by statute.

Rovi's certificate of incorporation provides that, to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended, a director of Rovi shall not be personally liable to Rovi or its stockholders for monetary damages for breach of any fiduciary duty as a director. Rovi's restated certificate of incorporation and amended and restated bylaws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. Rovi has entered into indemnity agreements with each of its directors and executive officers. In addition, Rovi maintains liability insurance for its directors and officers.

Item 8.    Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

4.1	Certificate of Incorporation of Rovi Corporation, as amended, on July 15, 2009	10-Q	8/6/09	3.01

4.2	Bylaws of Rovi Corporation	8-K	5/8/09	3.01

5.1	Opinion of Cooley LLP				X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm				X

23.2	Consent of Cooley LLP (included in Exhibit 5.1)				X

24.1	Power of Attorney (see signature page)				X

99.1	Rovi Corporation 2008 Equity Incentive Plan, as amended April 30, 2013				X

99.2	Form of Notice of Stock Option Grant/Nonstatutory Stock Option Agreement pursuant to 2000 and 2008 Equity Incentive Plans	10-K	2/23/2012	10.05

99.3	Form of Notice of Stock Option Grant/Nonstatutory Stock Option Agreement (Director grant form) pursuant to 2008 Equity Incentive Plan	10-K	2/23/2012	10.06

99.4	Form of Notice of Restricted Stock Award/Restricted Stock Award Agreement pursuant to 2008 Equity Incentive Plan	10-K	2/23/2012	10.07

99.5	Form of Notice of Restricted Stock Award/Restricted Stock Award Agreement (Director grant form) pursuant to 2008 Equity Incentive Plan	10-K	2/23/2012	10.08

99.6	Form of Notice of Restricted Stock Unit/Restricted Stock Unit Agreement pursuant to 2008 Equity Incentive Plan	10-K	2/23/2012	10.09

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 30th day of July, 2013.

ROVI CORPORATION

By:	/s/ Thomas Carson
Thomas Carson
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints THOMAS CARSON, PETER C. HALT and STEPHEN YU, jointly and severally, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Carson	President, Chief Executive Officer and Director (Principal Executive Officer)	July 30, 2013
Thomas Carson

/s/ Peter C. Halt	Chief Financial Officer (Principal Financial and Accounting Officer)	July 30, 2013
Peter C. Halt

/s/ Andrew K. Ludwick	Chairman of the Board of Directors	July 30, 2013
Andrew K. Ludwick

/s/ Alan L. Earhart	Director	July 30, 2013
Alan L. Earhart

/s/ James E. Meyer	Director	July 30, 2013
James E. Meyer

/s/ James P. O'Shaughnessy	Director	July 30, 2013
James P. O'Shaughnessy

/s/ Ruthann Quindlen	Director	July 30, 2013
Ruthann Quindlen

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

4.1	Certificate of Incorporation of Rovi Corporation, as amended, on July 15, 2009	10-Q	8/6/09	3.01

4.2	Bylaws of Rovi Corporation	8-K	5/8/09	3.01

5.1	Opinion of Cooley LLP				X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm				X

23.2	Consent of Cooley LLP (included in Exhibit 5.1)				X

24.1	Power of Attorney (see signature page)				X

99.1	Rovi Corporation 2008 Equity Incentive Plan, as amended April 30, 2013				X

99.2	Form of Notice of Stock Option Grant/Nonstatutory Stock Option Agreement pursuant to 2000 and 2008 Equity Incentive Plans	10-K	2/23/2012	10.05

99.3	Form of Notice of Stock Option Grant/Nonstatutory Stock Option Agreement (Director grant form) pursuant to 2008 Equity Incentive Plan	10-K	2/23/2012	10.06

99.4	Form of Notice of Restricted Stock Award/Restricted Stock Award Agreement pursuant to 2008 Equity Incentive Plan	10-K	2/23/2012	10.07

99.5	Form of Notice of Restricted Stock Award/Restricted Stock Award Agreement (Director grant form) pursuant to 2008 Equity Incentive Plan	10-K	2/23/2012	10.08

99.6	Form of Notice of Restricted Stock Unit/Restricted Stock Unit Agreement pursuant to 2008 Equity Incentive Plan	10-K	2/23/2012	10.09